Exhibit 4.1

AMENDMENT NO. 1 OF
CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT NO. 1 (this “Amendment”) to the Convertible Promissory Note dated August 13, 2015 (the "Note") is dated effective as of February 11, 2016 (the “Effective Date”), by and between Guardian 8 Holdings, a Nevada corporation (“Guardian 8”), and Vis Vires Group, Inc., a New York corporation (“VVG”).  Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meanings set forth in the Note.

WHEREAS, Guardian 8 issued the Note to VVG in the original principal amount of $120,750.00 on August 13, 2015, in connection with that certain Securities Purchase Agreement between Guardian 8 and VVG dated August 13, 2015;

WHEREAS, Section 1.9 of the Note contains certain prepayment restrictions; and

WHEREAS, Guardian 8 desires to prepay $100,000 of the Note; and

WHEREAS, Guardian 8 and VVG wish to amend the Note; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guardian 8 and VVG hereby agree as set forth below.

1.
Guardian 8 will pay VVG $100,000 on or before 4:00 pm (EST) on February 11, 2016, which will be applied as a prepayment to the Note ($74,074.07 in Principal and $25,925.93 in prepayment premium as described Section 1.9 of the Note).

2.	VVG agrees to extend the 180 day holding period as set forth in Section 1.1 of the Note for an additional 65 days from the date of this Amendment (the “New Holding Period”).

3.	On or before the expiration of the New Holding Period, Guardian 8 shall be allowed to prepay the balance of the Note ($67,010).

4.
If Guardian 8 fails to prepay the balance of the Note prior to the expiration of the New Holding Period, VVG shall be free to convert the balance of the principal, plus interest, on the Note pursuant to the terms of the Note and all prepayment provisions shall terminate.

5.	Except as modified hereby, the Note shall remain in full force and effect.

6.	Each of Guardian 8 and VVG represents and warrants to the other that it has the right, power and authority to enter into this Amendment.

7.
This Amendment may be executed in counterparts, each of which shall be an original, and deemed to constitute one and the same instrument.  Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing Amendment to be signed by a duly authorized agent of each party, executed as of the day and year first above written.

GUARDIAN 8 HOLDINGS

By: /s/ C. Stephen Cochennet
C. STEPHEN COCHENNET
Chief Executive Officer

VIS VIRES GROUP, INC.

By: /s/ Curt Kramer
Name: Curt Kramer
Title: President
111 Great Neck Road – Suite 216
Great Neck, NY 11021